UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2017

NABRIVA THERAPEUTICS AG

(Exact Name of Registrant as Specified in its Charter)

Republic of Austria	001-37558	Not applicable
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

Leberstrasse 20 1110 Vienna, Austria	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  +43 (0)1 740 930

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2017, the Supervisory Board (the “Board”) of Nabriva Therapeutics AG (the “Company”), following approval and recommendation from the Compensation Committee of the Board and consistent with the recommendations of the independent compensation consultant to the Compensation Committee, approved the annual base salaries for 2017, performance-based bonus payments for 2016 and annual equity awards of options to purchase common shares of the Company under the Company’s 2015 Stock Option Plan to the Company’s executive officers, as set forth below.

Name	2017 Annual Base Salary(1)	2016 Bonus	Stock Options(2)
Colin Broom Chief Executive Officer	$457,800	$174,400	26,100
Gary Sender Chief Financial Officer	$360,500	$104,125	11,300
Elyse Seltzer Chief Medical Officer	$394,552	$108,594	11,300
Steven Gelone Chief Development Officer	$353,280	$93,731	11,300

(1) Effective as of January 1, 2017.

(2) Each of these stock option awards has a grant date of February 7, 2017 and will vest over a four-year period beginning on February 28, 2017. Twenty-five percent (25%) of each option award will vest on February 28, 2018, and the remaining seventy-five percent (75%) of each option award will vest on a monthly pro-rata basis over the remaining vesting period. The exercise price for these stock option awards is €79.63, which was the euro equivalent of the closing sale price of the common shares underlying the American Depositary Shares of the Company on the NASDAQ Global Market on the grant date.

In addition, on February 7, 2017, the Board approved the award of a performance-based bonus payment for 2016 of $96,152 to the Company’s former General Counsel and Corporate Secretary, J. Peter Wolf.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABRIVA THERAPEUTICS AG

Date: February 13, 2017	By:	/s/ Colin Broom
Colin Broom Chief Executive Officer

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